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                                                                   EXHIBIT 23.2

                       CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Security Capital Corporation:

  We consent to incorporation by reference in the Registration Statement on Form S-4 of Marshall & Ilsley Corporation of our report dated July 15, 1996, relating to the consolidated statements of financial condition of Security Capital Corporation and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of Security Capital Corporation and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                          KPMG Peat Marwick LLP

Milwaukee, Wisconsin
May 30, 1997